Exhibit 99.5

AMENDMENT NO. 4

TO THE

QUAKER CHEMICAL CORPORATION RETIREMENT SAVINGS PLAN

(As Amended and Restated Effective January 1, 1997)

WHEREAS, Quaker Chemical Corporation (the “Corporation”) maintains the Quaker Chemical Corporation Retirement Savings Plan (the “Plan”);

WHEREAS, the Plan was most recently amended and restated effective January 1, 1997 and amended on three occasions thereafter; and

WHEREAS, the Corporation wishes to amend the Plan effective January 1, 2003 to eliminate the special provisions applicable to United Lubricants Corporation employees so that they are treated the same as employees of Quaker Chemical Corporation;

NOW THEREFORE, the Plan is hereby amended, effective January 1, 2003, as follows:

1.	A new Section 1.16A is added following Section 1.16 to read as follows:

1.16A “Entry Date” means the date as of which an Eligible Employee is eligible to become a Participant in the Plan, as provided in Section 3.1(a).

2.	The references to Sections 3.1(b) and Section 3.1(c) in Section 1.59 (Year of Service) are hereby changed to references to Section 3.1.

3.	Section 3.1 is amended to read as follows:

3.1	CONDITIONS OF ELIGIBILITY

(a) Elective Contributions and Matching Contributions.

(i) General Rule. Except as provided in Section 3.1(a)(ii) (regarding ULC Employees hired prior to January 1, 2003) and Section 3.1(a)(iii) (regarding Employees of AC Products, Inc.), an Eligible Employee shall be eligible to become a Participant in the Plan and to make Elective Contributions to the Plan and receive Matching Contributions on the date on which the Eligible Employee’s employment with the Employer commenced or as soon as administratively practicable thereafter.

(ii) ULC Employees Hired Prior To January 1, 2003. A ULC Employee who completed an Hour of Service prior to January 1, 2003 shall be eligible to become a Participant in the Plan and to make Elective Contributions to the Plan and receive Matching Contributions on the earlier of:

(A) January 1, 2003;

(B) The earlier of the January 1 or July 1 coinciding with or next following the date such Employee completed one (1) Year of Service and attained age 21;

provided he is an Eligible Employee on such date. Notwithstanding the foregoing, a ULC Employee who was an Eligible Employee and who satisfied the conditions of eligibility set forth in Section 3.1(a)(ii)(B) on March 1, 2002 was eligible to become a Participant in the Plan and to make Elective Contributions to the Plan and receive Matching Contributions on March 1, 2002.

(iii) AC Products, Inc. Employees. An Employee of AC Products, Inc. shall be eligible to become a Participant in the Plan and to make Elective Contributions to the Plan as of the first day of the month coinciding with or next following the date such Employee completes one (1) Year of Service. Notwithstanding the foregoing, an AC Products, Inc. Employee who was an Eligible Employee and satisfied such conditions as of March 21, 1995 was eligible to become a Participant in the Plan and make Elective Contributions to the Plan as of March 25, 1995. Participants in the Plan employed by AC Products, Inc. are referred to herein as “AC Participants.” AC Participants shall not be eligible to receive Matching Contributions under the Plan.

(b) Discretionary Contributions. An Eligible Employee shall become eligible to receive an allocation of Discretionary Contributions made by an Employer pursuant to Section 4.3(b) or Section 4.3(c) only upon completing one (1) Year of Service. Upon completing one (1) Year of Service, each Eligible Employee shall begin to participate in the Plan for Discretionary Contribution purposes under the applicable Section (4.3(b) or 4.3(c)) on the first day of the month coincident with or next following the date on which the Eligible Employee meets the one (1) Year of Service requirement.

4.	Section 3.3 is amended to read as follows:

3.3	EFFECTIVE DATE OF PARTICIPATION

An Eligible Employee shall become a Participant effective as of his Entry Date, provided he is still employed as of such date or, if not employed on such date, as of the Entry Date subsequent to the date of rehire.

5.	The second paragraph of Section 4.3(a) is amended to read as follows:

Notwithstanding the foregoing, (i) no Matching Contribution shall be made on behalf of or allocated to the account of those Employees designated by the Employer as AC Participants, and (ii) the following shall apply to Matching Contributions attributable to Elective Contributions withheld from a ULC Participant’s Compensation prior to January 1, 2003: (A) the Employer shall make a Matching Contribution to the Plan on behalf of an eligible ULC Participant equal to twenty five percent (25%) of such Participant’s Deferred Compensation up to the first six percent (6%) of such Participant’s Compensation; (B) a ULC Participant shall not be eligible to receive a Matching Contribution with respect to the Plan Year beginning January 1, 2002, unless he (i) is an active employee of an Employer on the last day of such year, (ii) terminated employment with an Employer during such year on his Retirement Date or on account of death, or (iii) incurred a Total and Permanent Disability during such year; and (C) a ULC Participant’s Matching Contributions shall be invested in the Quaker Stock Fund only if, and to the extent, the ULC Participant so directs in accordance with Section 4.11. The first paragraph of this Section 4.3(a) shall apply to Matching Contributions attributable to Elective Contributions withheld from a ULC Participant’s Compensation on or after January 1, 2003.

6.	The second paragraph of Section 4.3(b) is amended to read as follows:

Notwithstanding the foregoing, no Discretionary Contribution shall be made under this Section 4.3(b) on behalf of or allocated to the account of those Employees designated by the Employer as AC Participants.

7.	Section 4.5(b)(iii) is amended to read as follows:

(iii) With respect to Discretionary Contributions, if any, made pursuant to Section 4.3(b), to each eligible Participant’s Account in the same proportion that each eligible Participant’s Base Compensation for the year bears to the total Base Compensation of all Participants for such year. Except as provided in Section 4.5(d), only those Participants who (A) have completed a Year of Service during the Plan Year; (B) are actively employed on the last day of the Plan Year; and (C) are not designated by the Employer as AC Participants shall be eligible to share in the allocation of Discretionary Contributions for the Plan Year.

8.	Section 4.5 (l) is deleted.

9.	Section 4.5(m) is amended to read as follows:

(m) If a Former Participant who was a ULC Participant and terminated employment with the Employer prior to January 1, 2003 is reemployed as an Eligible Employee, any Forfeiture of his Participant’s Account that has occurred under Section 1.21A(a) shall be restored to his Participant’s Account if the Participant repays to the Plan in full the amount of the distribution he received; provided such repayment is made not later than the earlier of (i) the close of the first period of five (5) consecutive 1-Year Breaks in Service commencing after the distribution, or (ii) five years after the date on which the Participant becomes an Eligible Employee.

10.	Section 4.11(a)(iii) is amended to read as follows:

(iii) Notwithstanding the foregoing, a ULC Participant shall be permitted to designate the investment category or categories for investment of Matching Contributions attributable to Elective Contributions withheld from his Compensation prior to January 1, 2003.

11.	Section 6.4(b) is amended to read as follows:

(b) Every Participant who is not a ULC Participant shall be fully Vested (i.e., 100% vested at all times) in his Aggregate Account. A ULC Participant who completes an Hour of Service on or after January 1, 2003 shall be fully Vested (i.e., 100% vested at all times) in his Aggregate Account.

With respect to a ULC Participant who has not completed an Hour of Service on or after January 1, 2003, the Vested portion of his Participant’s Account shall be a percentage of the total amount credited to his Participant’s Account determined on the basis of the Participant’s number of Years of Service according to the following schedule:

Vesting Schedule

Years of Service	Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6	100%

12.	Section 6.4(d) is deleted.

IN WITNESS WHEREOF, Quaker Chemical Corporation has caused these presents to be duly executed on this 29th day of January, 2003.

QUAKER CHEMICAL CORPORATION

Attest:	/s/ D. Jeffry Benoliel	By:	/s/ James A. Geier

James A. Geier Vice President of Human Resources